Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Michael P. Gray

Chief Financial Officer

Curis, Inc.

617-503-6632

mgray@curis.com

Curis Announces Appointment of Kenneth Pienta, M.D.

to Board of Directors

- Brings over 20 years of experience in oncology clinical practice and cancer research with expertise in precision approaches to cancer therapies -

LEXINGTON, Mass. March 11, 2013 (GLOBENEWSWIRE) – Curis, Inc. (NASDAQ: CRIS), an oncology-focused company seeking to develop next generation targeted drug candidates for cancer treatment, today announced the appointment of Kenneth Pienta, M.D. to its Board of Directors. Dr. Pienta currently serves as the Donald S. Coffey Professor of Urology, Professor of Oncology, and Pharmacology and Molecular Sciences at the Johns Hopkins University School of Medicine

“We believe that Ken will add further scientific depth to the Curis Board and will continue to make important contributions to Curis due to his deep experience in oncology patient care as well as his unique understanding of precision therapeutic approaches to cancer treatment,” said Chief Executive Officer Dan Passeri. “We have benefited from Ken’s deep experience in his role as the head of our clinical and scientific advisory board and an advisor in other strategic matters, and we are delighted to welcome him to our board.”

“I am pleased to join the Curis board and look forward to working with the board and management team as we collectively seek to advance Curis towards becoming a leading oncology development company,” said Dr. Pienta.

Prior to his appointment at the Johns Hopkins University School of Medicine, Dr. Pienta served as the Associate Vice President for Research, Health Sciences, for the University of the Michigan and as the Director of Precision Medicine for the Michigan Center for Translational Pathology from 2008 to 2013.

From 1995 to 2013, Dr. Pienta served as the Director of the Prostate Specialized Program of Research Excellence (SPORE) at The University of Michigan. In this role, Dr. Pienta created a proven, peer-reviewed track record in organizing and administering a translational research program that successfully incorporated bench research, drug candidate development and clinical application. Dr. Pienta has international expertise in the development of novel chemotherapeutic programs for cancer and has championed the concept that translational research is often best accomplished by multi-disciplinary teams of scientists and clinicians.

Dr. Pienta is a two-time American Cancer Society Clinical Research Professor Award recipient, is the author of more than 350 peer-reviewed articles and has been the principal investigator on numerous local and national clinical trials. Dr. Pienta currently serves as the Director of Research for the Brady Urological Institute and is also involved in research to define the tumor microenvironment of cancer metastases, as well as developing new therapies for cancer.

About Curis, Inc.

Curis is an oncology-focused company seeking to develop and commercialize next generation targeted drug candidates for cancer treatment. Erivedge® is the first and only FDA-approved medicine for the treatment of advanced basal cell carcinoma and is being commercialized and developed by Roche and Genentech, a member of the Roche Group, under a collaboration agreement between Curis and Genentech. Curis is also developing its pipeline of proprietary targeted cancer drug candidates, including CUDC-427, a small molecule antagonist of IAP proteins; CUDC-907, a dual PI3K and HDAC inhibitor; and CUDC-101, an EGFR/HER2 and HDAC inhibitor. For more information, visit Curis’ website at www.curis.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the expected benefits of the Company’s appointment of Dr. Pienta to serve as a member of its board of directors. Forward-looking statements used in this press release may contain the words “believes,” “expects,” “anticipates,” “plans,” “seeks,” “estimates,” “assumes,” “will,” “may,” “could” or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements, including without limitation the risk factors described by the Company in its Quarterly Report on Form 10-Q for the year ended September 30, 2012 and other filings that it periodically makes with the Securities and Exchange Commission.

In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis’ views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.